American Petro-Hunter Appoints Andrew Lee as Director and Chief Operating Officer

SCOTTSDALE, AZ—American Petro-Hunter, Inc. (OTCBB: AAPH) ("American Petro-Hunter" or the "Company") today is very pleased to announce the appointment of Mr. Andrew Lee as Chief Operating Officer (COO) and to the Company's Board of Director's.

Mr. Lee is the Director of Operations at ASYM Energy Partners LLC, where he is responsible for the development and direction of ASYM's reservoir development strategy, resource exploitation initiatives and all facets of due diligence related matters. Prior to joining ASYM, Mr. Lee worked as an equity analyst for Palo Alto Investors, a hedge fund where he covered the E&P and Oilfield Service sectors. From 1999-2006, Mr. Lee worked for ExxonMobil, where he distinguished himself as Lead Drilling Engineer on the firm's multi-billion dollar European Development Drilling Project in Norway for four years, during which time he drilled multiple world-class extended reach wells. Mr. Lee also has drilling experience in the Rockies, West Texas and the Gulf of Mexico. Mr. Lee graduated from MIT with dual BS degrees in Mechanical Engineering and Political Science and received his MBA from The Wharton School, University of Pennsylvania.

Mr. Lee will be immediately responsible for all field operations in the development of the Company's oil and gas projects in Oklahoma and Kansas.

In other related news, Mr. John Lennon has resigned from the Board to pursue other ventures and the Company thanks him for his services. Company President & CEO Mr. Robert McIntosh has agreed to act and assume the duties as interim Chief Financial Officer until a suitable replacement is identified and hired.

About American Petro-Hunter, Inc. (OTCBB: AAPH)

American Petro-Hunter is an exploration and production (E&P) company focused on the acquisition and horizontal development of the Mississippi Lime and Woodford oil formations located in Oklahoma and Kansas. The Company operates from its offices in Wichita, Kansas. Visit us at www.americanpetrohunter.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

American Petro-Hunter, Inc.

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Robert McIntosh

President, C.E.O. and interim C.F.O.

To find out more about American Petro-Hunter, Inc. (OTCBB: AAPH), visit our website at www.americanpetrohunter.com

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